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                                                                     EXHIBIT 4.6

        CERTIFICATE OF THE DESIGNATION OF THE POWERS, PREFERENCES AND
      RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF THE
       12% SERIES A SENIOR PAY-IN-KIND EXCHANGEABLE PREFERRED STOCK AND
       THE 12% SERIES B SENIOR PAY-IN-KIND EXCHANGEABLE PREFERRED STOCK
           AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF


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                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

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            American Restaurant Group, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware ("GCL"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by its Certificate of Incorporation, as amended, (hereinafter referred to as the "Certificate of Incorporation") and pursuant to the provisions of Section 151 of the GCL, said Board of Directors, by written consent dated February 24, 1998, duly approved and adopted the following resolution (the "Resolution"):

            RESOLVED, that pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors hereby creates, authorizes and provides for the issuance of two series of Preferred Stock of the Company, designated as 12% Series A Senior Pay-In-Kind Exchangeable Preferred Stock of the Company, par value $0.01 per share, and 12% Series B Senior Pay-In-Kind Exchangeable Preferred Stock of the Company, par value $0.01 per share, having the designations, preferences, relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations and restrictions thereof that are set forth in this Resolution, as follows:

            SECTION 1. Designation and Amount. The designations for the two series of Preferred Stock authorized by this Resolution shall be the 12% Series A Senior Pay-In-Kind Exchangeable Preferred Stock, par value $0.01 per share (the "Series A Senior Preferred Stock") and the 12% Series B Senior Pay-In-Kind Exchangeable Preferred Stock, par value $0.01 per share (the "Series B Senior Preferred Stock" and, together with the Series A Senior Preferred Stock, the "Senior Exchangeable Preferred Stock"). The liquidation preference of the Senior Exchangeable Preferred Stock is $1,000.00 per share (the "Liquidation Preference") and the original issue price for each such share is $1,000.00. The Liquidation Preference or the issue price per share of the Senior Exchangeable Preferred Stock shall not for any purpose be considered to be a determination by the Board of Directors with respect to the capital and surplus of the Company. The number of shares constituting such Series A Senior Preferred Stock shall be 80,000, consisting of an initial issuance of 35,000 shares of Series A Senior Preferred Stock and
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45,000 shares of Series A Senior Preferred Stock, if the Company elects to pay dividends in additional shares of Series A Senior Preferred Stock. The number of shares constituting such Series B Senior Preferred Stock shall be 80,000, to be registered under the Securities Act and exchanged for the outstanding Series A Senior Preferred Stock and to be issued as dividends if the Company elects to pay dividends in additional shares of Series B Senior Preferred Stock.

            SECTION 2. Dividends. (a) Beginning on the Issuance Date, Holders of the outstanding shares of Senior Exchangeable Preferred Stock (the "Holders") will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Senior Exchangeable Preferred Stock at an annual rate of 12% of the Liquidation Preference per share, subject to increase as provided below (the "Dividend Rate"). All dividends will be cumulative and accrue daily, whether or not earned or declared, and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 1998, to Holders of record on the February 1 and August 1 immediately preceding the relevant Dividend Payment Date. The Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Senior Exchangeable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends; provided, however, that if the Company pays dividends in additional shares of Senior Exchangeable Preferred Stock, Holders of Series A Senior Preferred Stock shall be paid in additional shares of Series A Senior Preferred Stock and Holders of Series B Senior Preferred Stock shall be paid in additional shares of Series B Senior Preferred Stock. Dividends on the Series B Senior Preferred Stock will accrue from the last dividend payment date on which dividends were paid on the Series A Senior Preferred Stock surrendered for exchange therefor or, if no dividends had been paid on the Series A Senior Preferred Stock, from the date of original issue of the Series A Senior Preferred Stock. Dividends shall cease to accrue in respect of the shares of Senior Exchangeable Preferred Stock on the Exchange Date or on the Redemption Date unless the Company shall have failed, as applicable, to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Senior Exchangeable Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the Redemption Date. For all purposes hereunder, the Dividend Rate shall be automatically increased in the following events: (i) if at the end of any fiscal quarter of the Company, the Maintenance Test Ratio exceeds the Maximum Test Ratio (each as defined in Section 8(e) hereof) for that fiscal quarter, then for the period during the immediately succeeding quarter, the Dividend Rate shall be 13.5% for the first two quarters for which the Maximum Test Ratio is exceeded (whether or not such fiscal quarters are consecutive) and 15% for any other quarter thereafter for which the Maximum Test Ratio is exceeded or (ii) if a Voting Rights Triggering Event (other than a Voting Rights Triggering Event occurring




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solely because of the breach of the Maintenance Test Ratio set forth in Section
8(e) hereof) occurs, then the Dividend Rate shall be 15% for the period during which the voting rights relating to such Voting Rights Triggering Event continue in accordance with the provisions of Section 5(b) hereof.

            (b) All dividends paid with respect to shares of the Senior Exchangeable Preferred Stock pursuant to Section 2(a) of this Certificate of Designation shall be paid pro rata to the Holders entitled thereto.

            (c) Holders shall be entitled to receive the dividends provided for in Section 2(a) of this Certificate of Designation (including any accrued and unpaid cash dividends on the Senior Exchangeable Preferred Stock) in preference to and in priority over any cash dividends (including accrued and unpaid dividends) upon any of the Junior Securities.

            (d) Dividends on account of arrears for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record of the Senior Exchangeable Preferred Stock on such date, not more than 30 days prior to the payment thereof, as may be fixed by the Board of Directors.

            (e) Each fractional share of Senior Exchangeable Preferred Stock outstanding, if any, shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Senior Exchangeable Preferred Stock pursuant to Section 2(a), and all such dividends with respect to such outstanding fractional shares shall accrue at the Dividend Rate and shall be payable in the same manner and at such times as provided for in Section 2(a) with respect to dividends on each outstanding share of Senior Exchangeable Preferred Stock.

            (f) Dividends payable on the Senior Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which dividends are payable.

            (g) In addition, in the event that the Company is required by the terms of the Registration Rights Agreement to be entered into between the Company, its Subsidiaries and Jefferies & Company, Inc. (the "Initial Purchaser"), contemplated by the Purchase Agreement dated as of February 13, 1998 between the Company and the Initial Purchaser, and approved by the Board of Directors of the Company, to pay liquidated damages, the Company may pay such liquidated damages in the form of additional dividends on the Series A Senior Exchangeable Preferred Stock in accordance with this Section 2.





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            SECTION 3. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, Holders will be entitled to be paid, out of the assets of the Company legally available for distribution to stockholders, 110% of the then effective Liquidation Preference per share of Senior Exchangeable Preferred Stock, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends, if any, thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Senior Exchangeable Preferred Stock are not paid in full, the Holders of the Senior Exchangeable Preferred Stock will share equally and ratably in any distribution of assets of the Company based on 110% of the Liquidation Preference of the Senior Exchangeable Preferred Stock, together, with all accrued and unpaid dividends. For the purposes of this Section 3, neither the sale, conveyance, lease or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company. Any liquidation payment with respect to each outstanding fractional share of Senior Exchangeable Preferred Stock, if any, shall be equal to a ratably proportionate amount of the liquidation payments with respect to each outstanding full share of Senior Exchangeable Preferred Stock.

            SECTION 4. Exchange. (a) The Company may, at its option, subject to the conditions described below, on any scheduled Dividend Payment Date occurring on or after February 15, 1999, exchange the Senior Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures. At least 30 and not more than 60 days prior to the date fixed for exchange, the Company shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder, which notice shall state:

          (i) that the Company has elected to exchange the Senior Exchangeable Preferred Stock into Exchange Debentures pursuant to this Certificate of Designation;

         (ii) the date of such exchange (the "Exchange Date");

        (iii) that the Holder is to surrender to the Company, at the place or places and in the manner designated in the Exchange Notice, its certificate or certificates representing the shares of Senior Exchangeable Preferred Stock;





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         (iv) that dividends on the shares of Senior Exchangeable Preferred
      Stock to be exchanged shall cease to accrue at the close of business on the day prior to the Exchange Date, whether or not certificates for shares of Senior Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date, unless the Company shall default in the delivery of Exchange Debentures; and

          (v) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Senior Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date.

            On the Exchange Date, if the conditions set forth in clauses (A) through (F) below are satisfied and if the exchange is then permitted under the Exchange Indenture, the Company shall issue Exchange Debentures in exchange for the Senior Exchangeable Preferred Stock as provided in the next paragraph; provided that: (A) on the Exchange Date there are no accrued and unpaid dividends on the Senior Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (B) there shall be legally available funds sufficient for the exchange to occur (including, without limitation, legally available funds sufficient therefor under Section 160 and 170 (or any successor provisions) of the GCL; (C) no Voting Rights Triggering Event has occurred and is continuing at the time of such exchange; (D) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture, and no Default or Event of Default would exist under any material instrument governing Indebtedness outstanding of the Company at the time of such exchange, including without limitation the Senior Secured Notes and the New Credit Facility; (E) the Exchange Indenture shall have been qualified under the Trust Indenture Act, if qualification is required; and (F) the Company shall have delivered to the Debenture Trustee, an Officers' Certificate, dated the Exchange Date, regarding the satisfaction of the conditions set forth in clauses (A) through (E). In the event that any of the conditions set forth in clauses (A) through (F) of the preceding sentence are not satisfied on the Exchange Date, then no shares of Senior Exchangeable Preferred Stock shall be exchanged, and in order to effect an exchange as provided for in this Section 4, the Company shall be required to fix another date for the exchange and issue a new Exchange Notice and the Company shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

            (b) Upon any exchange pursuant to this Section 4, Holders shall be entitled to receive for each share of Senior Exchangeable Preferred Stock, subject to the provisions hereof, a principal amount of Exchange Debentures equal to 100% of the Liquidation Preference of such share, plus all accrued and unpaid dividends thereon to the Exchange Date; provided that the Company




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shall pay cash to Holders in lieu of issuing an Exchange Debenture in a principal amount of less than $1,000 (or, at the option of the Company, $100) and provided further that the Exchange Debentures will be issuable only in denominations of $1,000 (or, at the option of the Company, $100) and integral multiples thereof.

            (c) On or before the Exchange Date, each Holder shall surrender the certificate or certificates representing such shares of the Senior Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of the Senior Exchangeable Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the Exchange Notice shall so state), such shares shall be exchanged by the Company into Exchange Debentures as aforesaid. The Company shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

            (d) If the Exchange Notice has been mailed as aforesaid, and if before the Exchange Date all Exchange Debentures necessary for such exchange shall have been duly executed by the Company and delivered to the Debenture Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders as stockholders of the Company shall cease (except the right to receive the Exchange Debentures and cash in lieu of any Exchange Debenture that is in a principal amount less than $1,000 (or, if denominations of $100 are issued by the Company, $100), and the person or persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as a registered holder or holders of such Exchange Debentures as of the Exchange Date.

            SECTION 5. Voting Rights. (a) Holders, except as otherwise required under the laws of the State of Delaware or as set forth below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

            (b) If (i) dividends on the Senior Exchangeable Preferred Stock are in arrears and unpaid for any quarterly period; (ii) the Company fails to discharge its obligation to redeem the Senior Exchangeable Preferred Stock on the Mandatory Redemption Date or fails to otherwise discharge any redemption obligation with respect to the Senior Exchangeable Preferred Stock; (iii) the Maintenance Test Ratio exceeds the applicable Maximum Test Ratio (each as defined herein) for a period of eight (8) consecutive fiscal quarters; (iv) the Company breaches any of the covenants in Section 8 concerning Restricted Payments, sales of assets, affiliate transactions, mergers and sales of assets; or (v) a breach or violation of any other provision contained in




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this Certificate of Designation occurs which materially affects the Holders and such breach or violation continues for a period of 30 days or more after receipt of notice from a majority of the Holders of the Senior Exchangeable Preferred Stock, then (A) the number of members comprising the Company's Board of Directors shall automatically increase by two and (B) the holders of the majority of the then outstanding Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, will be entitled to elect two directors to the Board of Directors to fill the vacancies created by such increase. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Senior Exchangeable Preferred Stock are paid in full and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied (which in the case of the Maintenance Test Ratio exceeding the Maximum Test Ratio, shall be the first quarter when the Maintenance Test Ratio does not exceed the Maximum Test Ratio) or waived by the holders of at least a majority of the shares of Senior Exchangeable Preferred Stock then outstanding, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event."

            (c) Immediately after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to Section 5(b) or if vacancies shall exist in the offices of directors elected by the Holders, a proper officer of the Company shall call a special meeting of the Holders for the purpose of electing the directors which such Holders are entitled to elect. Any such meeting shall be held at the earliest practicable date, and the Company shall provide Holders with access to the lists of Holders, pursuant to the provisions of this Section 5(c). At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting separately as a class, to elect directors, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Senior Exchangeable Preferred Stock shall be required to constitute a quorum of such Holders.

            (d) Any vacancy occurring in the office of a director elected by the Holders pursuant to Section 5(b) may be filled by the remaining director elected by the Holders unless and until such vacancy shall be filled by the Holders.

            (e) The Company shall not modify, change, affect or amend the Certificate of Incorporation or this Certificate of Designation to affect materially and adversely the specified rights, preferences or privileges of the Holders of the Senior Exchangeable Preferred Stock, or authorize the issuance of any additional shares of Senior Exchangeable Preferred Stock, without the affirmative vote or consent of Holders of at least a majority of the shares of Senior Exchangeable Preferred Stock then




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outstanding, voting or consenting, as the case may be, as one class.

            (f) In any case in which the Holders shall be entitled to vote pursuant to this Section 5 or pursuant to the laws of the State of Delaware, each Holder shall be entitled to one vote for each share of Senior Exchangeable Preferred Stock held.

            (g) In lieu of voting at a meeting, Holders may act by written consent in accordance with Section 228 of the GCL.

            (h) Except as otherwise required by the GCL, Holders of at least a majority of the then outstanding shares of Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, separately as a class, may waive compliance with any provision of this Certificate of Designation.

            SECTION 6. Redemption.

            (a) Optional Redemption.

          (i) The Senior Exchangeable Preferred Stock will be redeemable (subject to restrictions with respect to the legal availability of funds therefor) at the election of the Company, as a whole or from time to time in part, at any time on not less than 30 nor more than 60 days' prior notice, at 110% of the then effective Liquidation Preference, plus, without duplication, all accrued and unpaid dividends, if any, to the date of redemption (the "Redemption Date").

         (ii) No optional redemption may be authorized or made unless on or prior to such redemption full unpaid cumulative dividends shall have been paid, or a sum set apart in cash or in shares of Senior Exchangeable Preferred Stock for such payment, on all shares of Senior Exchangeable Preferred Stock then outstanding. If less then all the Senior Exchangeable Preferred Stock is to be redeemed, the particular shares to be redeemed will be determined pro rata. If any Senior Exchangeable Preferred Stock is to be redeemed in part, the Redemption Notice that relates to such Senior Exchangeable Preferred Stock shall state the portion of the liquidation preference to be redeemed. New shares of the same Series of Senior Exchangeable Preferred Stock having an aggregate liquidation preference equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original shares of Senior Exchangeable Preferred Stock and, unless the Company fails to pay the redemption price on the Redemption Date, after the Redemption Date dividends will cease to accrue on the Senior Exchangeable Preferred Stock called for redemption.

            (b) Mandatory Redemption. The Company shall redeem all outstanding Senior Exchangeable Preferred Stock (subject to




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the legal availability of funds therefor) in whole on the redemption date of
August 15, 2003 (the "Mandatory Redemption Date"), at a redemption price equal to 110% of the Liquidation Preference thereof, plus all accrued and unpaid dividends, if any, to the date of redemption.

            (c) Procedure for Redemption. (i) Not more than 60 and not less then 30 days prior to any Redemption Date, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record of shares to be redeemed on the record date fixed for such redemption of the Senior Exchangeable Preferred Stock at such Holder's address as the same appears on the stock register of the Company. The Redemption Notice shall state:

            (A) the Redemption Price;

            (B) whether all or less than all of the outstanding shares of the Senior Exchangeable Preferred Stock are to be redeemed and the total number of shares of such Senior Exchangeable Preferred Stock being redeemed;

            (C) the number of shares of Senior Exchangeable Preferred Stock held by the Holder that the Company intends to redeem;

            (D) the Redemption Date;

            (E) that the Holder is to surrender to the Company, at the place or places, which shall be designated in such Redemption Notice, its certificates representing the shares of Senior Exchangeable Preferred Stock to be redeemed;

            (F) that dividends on the shares of the Senior Exchangeable Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the redemption price; and

            (G) the name of any bank or trust company performing the duties referred to in subsection (c)(v) below.

         (ii) On or before the Redemption Date, each Holder of Senior Exchangeable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Senior Exchangeable Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. In the event that less than all of the shares represented by any such certificate are redeemed, a new




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      certificate shall be issued representing the unredeemed shares.

        (iii) Unless the Company defaults in the payment in full of the redemption price, dividends on the Senior Exchangeable Preferred Stock called for redemption shall cease to accrue on the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the redemption price, without interest.

         (iv) If a Redemption Notice shall have been duly given, and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the Senior Exchangeable Preferred Stock called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest.

          (v) If a Redemption Notice shall have been duly given or if the Company shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Company with such bank or trust company in trust for the pro rata benefit of the Holders of the Senior Exchangeable Preferred Stock called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such shares shall forthwith cease and terminate, except only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of New York, shall be doing business in the Borough of Manhattan, The City of New York, shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the Company from time to time. Any funds




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      so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Company, after which repayment the Holders of the shares so called for redemption shall look only to the Company for payment thereof.

            SECTION 7. Ranking. The Senior Exchangeable Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Company, rank senior to all classes of Common Stock and to each other class of Capital Stock or series of preferred stock of the Company existing on, or established after, the Issuance Date by the Board of Directors (collectively referred to, together with all classes of Common Stock of the Company, as "Junior Securities").

            SECTION 8. Covenants and Certain Additional Provisions.

            (a) Limitations on Restricted Payments. The Company shall not, and, with respect to clause (ii) below, shall not permit any Subsidiary to, directly or indirectly, take any of the following actions:

          (i) declare, set aside for payment or pay any dividend on, or make any distribution to the holders of any Junior Securities (other than dividends or distributions payable solely in shares of a class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Securities other than Common Stock, together with cash in lieu of fractional shares); or

         (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Junior Securities

(such payments or other actions described in (but not excluded from) clauses (i) and (ii) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment
(1) no Voting Rights Triggering Event shall have occurred and be continuing, and
(2) all accrued dividends on the Senior Exchangeable Preferred Stock shall have been paid in full, or funds (or shares of Senior Exchangeable Preferred Stock) sufficient for payment thereof have been set apart for payment.

            (b) Limitation on Asset Sales. The Company will not, and will not permit any Subsidiary to, make any Asset Sale unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors as evidenced by a Board Resolution) of the assets subject to such Asset Sale;
(ii) at least 75% of the consideration for such Asset




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Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Subsidiary that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Subsidiaries with respect to such liabilities); and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof, at the Company's election, are (A) invested in assets related to the business of the Company or its Subsidiaries, or (B) used to repay, purchase or otherwise acquire any Indebtedness of the Company or its Subsidiaries, including Indebtedness under the New Credit Facility or the Senior Secured Notes, or (C) used during such 12 months, or within 60 days after such 12 month period, to purchase or otherwise acquire shares of Senior Exchangeable Preferred Stock or (D) to the extent not used as provided in clauses (A) through (C), applied to make an offer to purchase the Senior Exchangeable Preferred Stock (an "Excess Proceeds Payment") pursuant to the offer described below (the "Excess Proceeds Offer") and the other procedures set forth herein; provided, that if the amount of the Net Proceeds from any Asset Sale not invested or used pursuant to clauses (A), (B) or (C) above is less than $5.0 million, the Company will not be required to make an offer pursuant to clause (D) until the aggregate amount of Excess Proceeds from all Asset Sales exceeds $5.0 million. Pending final application of any such Net Proceeds, the Company or any Subsidiary may temporarily reduce Indebtedness under the New Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

            For the purpose of this Section 8(b), the following are deemed to be cash: (y) securities received by the Company or any Subsidiary from the transferee that are promptly converted by the Company or such Subsidiary into cash and (z) assets related to the business of the Company or its Subsidiaries received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each an "Exchange Transaction") involves an aggregate value in excess of $2.5 million, the terms of such Exchange Transaction shall have been approved by a majority of the disinterested members of the Board of Directors of the Company as evidenced by a Board Resolution, (ii) in the event such Exchange Transaction involves an aggregate value in excess of $5.0 million, the Company shall have received a written opinion from a nationally recognized independent investment banking firm that the Company has received consideration equal to the fair market value of the assets disposed of and (iii) any assets to be received shall be comparable to those being exchanged as determined in good faith by the Board of Directors of the Company as evidenced by a Board Resolution.

            The amount of Net Proceeds not invested, used or applied as set forth in the preceding clauses (A) through (C) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company will offer to purchase, with such Excess Proceeds, shares of Senior Exchangeable Preferred Stock at a purchase price equal to 110% of the Liquidation Preference thereof, plus accrued and unpaid dividends, if any, to the purchase date (the "Purchase Amount"). The Company must commence such Excess Proceeds Offer not later than 90 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the shares of Senior Exchangeable Preferred Stock tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

            Each Excess Proceeds Offer will remain open for a period of 20 Business Days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company will purchase and mail or deliver payment for the Purchase Amount for the shares of Senior Exchangeable Preferred Stock tendered, pro rata or by such other method as may be required by law, or, if less shares than the Purchase Amount has been tendered, all shares tendered pursuant to the Excess Proceeds Offer. The shares to be purchased pursuant to an Excess Proceeds Offer may be reduced by the Liquidation Preference of shares acquired by the Company through purchase or redemption subsequent to the date of the Asset Sale and surrendered to the transfer agent for cancellation.

            Each Excess Proceeds Offer will be conducted in compliance with applicable regulations under the federal securities laws, including Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with this Section 8(b), the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 8(b) by virtue thereof.

            (c) Limitation on Transactions with Affiliates. the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (i) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have bene obtained in a comparable transaction at such time on a arms-length basis from a Person that is not an Affiliate of the Company or such Subsidiary; (ii) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than

$2.5 million; provided, that a majority of the disinterested members of the Board of Directors of the Company, as evidenced by a Board Resolution, determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company or such Subsidiary; (iii) Affiliate Transactions for which the Company delivers to the Holders an opinion as to the fairness to the Company or such Subsidiary from a financial point of view, issued by an investment banking firm of national standing; and (iv) Permitted Affiliate Transactions and other "Restricted Payments" (as defined in the Senior Secured Notes) permitted by the provisions on the "Limitations on Restricted Payments" covenant contained in the Senior Secured Notes.

            (d) Consolidation, Merger and Sale of Assets. The Company shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person (whether or not the Company is the surviving corporation) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Subsidiaries) to any other Person or Persons, unless at the time and immediately after giving effect thereto:

          (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Subsidiaries on a consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

         (ii) the Senior Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of the Surviving Entity having in respect of the Surviving Entity the same rights and privileges that the Senior Exchangeable Preferred Stock had immediately prior to such transaction with respect to the Company;

        (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing;

         (iv) the Company (or the Surviving Entity as the case may be) has (A) a Consolidated Net Worth (immediately after giving effect to such transaction, but prior to any purchase accounting adjustments from such transaction) not less than 100% of the Consolidated Net Worth of the Company immediately before such transaction and (B) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), could incur at least $1.00 of additional Indebtedness pursuant to the "Interest Coverage Ratio" test set forth in the Senior Secured Notes; and

          (v) the Company or the Surviving Entity shall have delivered to the Holders an Officers' Certificate, each stating that such consolidation, merger, sale, assignment conveyance, transfer, lease or other disposition comply with this Certificate of Designation.

            The Surviving Entity shall file an appropriate certificate of designation with respect to the preferred stock referred to in clause (ii) above with the secretary of state (or similar public official) of the jurisdiction under whose laws it is organized. In such event, the Company shall be released from its obligations under this Certificate of Designation.

            (e) Maintenance Test Ratio. The Company will calculate whether the Maintenance Test Ratio exceeds any of the following respective amounts at the end of the fiscal quarter (the "Maximum Test Ratio") set forth opposite such Maximum Test Ratio:

         Fiscal Quarter Ended                      Maximum Test Ratio
         --------------------                      ------------------

     March, June, September, 1998                         6.75

             December 1998                                6.50

        March, June, September,
             December 1999                                6.00

        March, June, September,
             December 2000                                5.50

        March, June, September,
             December 2001                                5.25

        March, June, September,
    December 2002 and each quarter
              thereafter                                  5.00

            (f) Reports and Other Information. The Company shall file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the

Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company shall also (i) file with the transfer agent, and provide to each Holder of Senior Exchangeable Preferred Stock, without cost to such holder, copies of such reports and documents within fifteen days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Senior Exchangeable Preferred Stock promptly upon written request together with an Officers' Certificate.

            SECTION 9. No Reissuance of Senior Exchangeable Preferred Stock. None of the shares of Senior Exchangeable Preferred Stock acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued, except shares of Series A Senior Exchangeable Preferred Stock acquired by the Company in exchange for Series B Senior Exchangeable Preferred Stock which are reissued in payment of dividends on the Series B Senior Exchangeable Preferred Stock.

            SECTION 10. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day and dividends shall accrue on any such payment or redemption so deferred from the payment date or redemption date to the next succeeding Business Day and be paid on such payment date or redemption date.

            SECTION 11. Transfer Restrictions. (a) The Series A Senior Preferred Stock will bear a legend to the following effect (as applicable) unless otherwise agreed by the Company and the Holder thereof:

            THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD THAT MAY HEREAFTER BE PROVIDED UNDER RULE 144(k) AS PERMITTING RESALES BY NON-AFFILIATES OF RESTRICTED SECURITIES WITHOUT RESTRICTION) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST

            DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF SUCH SECURITY, EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO FOREIGN PERSONS THAT OCCUR IN OFFSHORE TRANSACTIONS AND WITHOUT DIRECTED SELLING EFFORTS WITHIN THE MEANINGS OF SUCH TERMS AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (E) AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS PURCHASING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL "ACCREDITED INVESTOR," FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, THE COMPANY'S AND THE TRANSFER AGENT'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRANSFER AGENT.

            (b) Except as provided in this Section 11, the transfer agent shall refuse to register any transfer of Series A Senior Preferred Stock in violation of the restrictions contained in the legend provided for in Section 11(a).

            (c) The legend provided for in Section 11(a) may be removed if the Series A Senior Preferred Stock has been registered pursuant to a Preferred Stock Shelf Registration Statement under the Securities Act. Unlegended Series B Senior Preferred Stock may be issued in exchange for Series A Senior Preferred Stock pursuant to a Preferred Stock Exchange Offer.

            (d) In connection with proposed transfers of Series A Senior Preferred Stock described in Exhibit A, the transfer agent or the Company may require the transferor or transferee, as the case may be, to deliver the letter attached hereto as Exhibit A. Each Holder of Series A Senior Preferred Stock shall notify the Company or the transfer agent in the event of any transfer by such Holder of any shares of Series A Senior Preferred Stock to a foreign transferee.

            SECTION 12. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

            "Affiliate" means, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; (ii) in the case of a corporation, beneficial ownership of 10% or more of any class of Capital Stock of such Person; and (iii) in the case of an individual (A) members of such Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (B) trusts, any trustee or beneficiaries of which are such Person or members of such Person's immediate family. Notwithstanding the foregoing, neither Jefferies & Company, Inc. nor any of its Affiliates will be deemed to be Affiliates of the Company.

            "Affiliate Transaction" has the meaning set forth in Section 8(c) hereof.

            "Asset Sale" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock or a Subsidiary (other than directors' qualifying shares), property or other assets, including by way of a sale/leaseback transaction (each referred to for the purposes of this definition as a "disposition"), by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets in the ordinary course of business, (iii) dispositions of inventory in the ordinary course of business,
(iv) for purposes of Section 8(b) hereof only, a disposition that constitutes a "Restricted Payment" (as defined in the Senior Secured Notes) permitted by the provisions of the "Limitation on Restricted Payments" covenant contained in the Senior Secured Notes, (v) the sale, lease, transfer or other disposition of all or substantially all the assets of the Company as permitted under Section 8(d) hereof, (vi) the grant of Liens permitted by the covenant "Limitation on Liens" contained in the Senior Secured Notes and (vii) sales of obsolete or worn-out equipment.

            "Board of Directors" means, with respect to any Person, the board of directors of such Person or any duly authorized committee of such board.

            "Board Resolution" means a resolution of the Company's Board of Directors and, if requested by a majority of the Holders, certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification and delivered to the Holders.

            "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law, regulation or executive order to close.

            "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock of such Person; and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

            "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

            "Cash Equivalents" means: (i) securities issued by the United States of America or any agency or instrumentality thereof; (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition; and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

            "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.

            "Common Stock" means any and all shares, interests or other participations in, and other equivalents (however designated, whether voting or non-voting) of the Company's common stock, whether outstanding on the Issuance Date or issued after the Issuance Date, and includes, without limitation, all series and classes of such common stock.

            "Company" means the Person named as the "Company" in the first paragraph of this Certificate of Designation until a successor Person shall have become such pursuant to the applicable provisions of this Certificate of Designation, and thereafter "Company" shall mean such successor Person.

            "Consolidated EBITDA" means, with respect to any Person (the referent Person) for any period, consolidated operating profit of such Person and its subsidiaries for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such operating profit
(loss) of such Person for such period, and without duplication) amortization, depreciation and other non-cash charges (including, without limitation, non-cash impairment charges, amortization of goodwill, deferred financing fees and other intangibles but excluding non-cash charges incurred after the date of the Indenture that require an accrual of or a reserve for cash charges for any future period); provided, that the operating profit (loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person.

            "Consolidated Net Worth" means, with respect to any Person, the total stockholders' equity of such Person determined on a consolidated basis in accordance with GAAP adjusted to exclude (to the extent included in calculating such equity) (i) the amount of any such stockholders' equity attributable to Disqualified Capital Stock of such Person and its consolidated subsidiaries;
(ii) all upward revaluations and other write-ups in the book value of any asset of such person or a consolidated subsidiary of such person subsequent to the Issuance Date; and (iii) all Investments in persons that are not consolidated Subsidiaries.

            "Debenture Trustee" means the trustee under the Exchange Debenture, which is a bank or trust company organized and in good standing under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, The City of New York, and having capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition.

            "Disqualified Capital Stock" means any Equity Interest that either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Senior Secured Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity.

            "Dividend Payment Date" means each February 15 and August 15 of each year on which dividends shall be paid or are payable, any Redemption Date and any other date on which dividends in arrears may be paid.

            "Dividend Rate" has the meaning specified in Section 2(a) hereof.

            "Equity Interests" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "Excess Proceeds," "Excess Proceeds Offer," "Excess Proceeds Offer Period," "Excess Proceeds Payment," and "Excess Proceeds Payment Date" have the respective meanings specified in Section 8(b) hereof.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Exchange Date" has the meaning specified in Section 4(a) hereof.

            "Exchange Debentures" means the 12% Subordinated Exchange Debentures due 2003 of the Company issuable in exchange for the Senior Exchangeable Preferred Stock, at the option of the Company, plus any additional Exchange Debentures issued in lieu of cash interest, pursuant to the Exchange Indenture.

            "Exchange Indenture" means the Indenture among the Company and the Debenture Trustee thereunder, relating to the Exchange Debentures in the form filed with the Secretary of the Company.

            "Exchange Notice" has the meaning specified in Section 4(a) hereof.

            "Exchange Transaction" has the meaning specified in Section 8(b) hereof.

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Commission, that are in effect on the Issuance Date.

            "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreement in respect thereof), of all or any part of any Indebtedness.

            "Holder" has the meaning specified in Section 2(a) hereof.

            "Indebtedness" of any Person means (without duplication) (1) all liabilities and obligations, contingent or otherwise, of such Person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, debentures, notes or other similar instruments, (c) representing the deferred purchase price of property or services (other than trade payables and other liabilities incurred in the ordinary course of business which are not more than 90 days past due), (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) as lessee under Capitalized Lease Obligations, (f) under bankers' acceptance and letter of credit facilities, (g) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Capital Stock, or (h) in respect of hedging obligations, (2) all liabilities and obligations of others of the type described in clause (1), above, that are Guaranteed by such Person, and
(3) all liabilities and obligations of others of the type described in clause
(1), above, that are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person; provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness in full) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

            "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business; and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

            "Issuance Date" means the date on which the Series A Senior Exchangeable Preferred Stock is originally issued under this Certificate of Designation.

            "Junior Securities" has the meaning specified in Section 7 hereof.

            "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

            "Maintenance Test Ratio" means, at any time, the ratio of (i) the result of (x) the aggregate amount of Indebtedness of the Company and its Subsidiaries (on a consolidated basis) as of the time of determination plus (y) 110% of the then applicable Liquidation Preference of the Senior Exchangeable Preferred Stock, and the liquidation preference of any other shares of preferred stock of the Company or any Subsidiary of the Company (other than preferred stock owned by the Company or a Wholly Owned Subsidiary), plus, in each case, accrued and unpaid dividends as of the time of determination, to (ii) the result of (a) the Consolidated EBITDA of the Company for the last four fiscal quarters from the time of determination less (b) the aggregate amount of the cash charges in such four quarter period against the reserve established by the Company and its Subsidiaries on a consolidated basis relating to the elimination of costs associated with restaurants closed in 1997 and prior years as set forth in "Unaudited Selected Consolidated Pro Forma Condensed Financial Data" contained in the Offering Circular plus (c) $3.3 million for the four quarter period ended March 1998, $2.2 million for the four quarter period ended June 1998 and $1.6 million for the four quarter period ended September 1998.

            "Mandatory Redemption Date" has the meaning specified in Section 6(b) hereof.

            "Maximum Test Ratio" has the meaning specified in Section 8(e) hereof.

            "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including payments in respect of deferred payment obligations when received), net of (a) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sale commissions), other than any such costs payable to an Affiliate of the Company, (b) taxes actually payable directly as a result of such Asset Sale (after taking into account any available net operating loss carryovers, tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and (d) appropriate amounts provided as a reserve by the Company or any Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Subsidiary, as the case may be, after such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale.

            "New Credit Facility" means the New Credit Facility, entered into on the Issuance Date between the Company, certain of its subsidiaries and the agents for the lenders named therein as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time; and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with such amendment, modification, renewal, refunding, replacement or refinancing.

            "Offering Circular" means the Final Offering Circular, dated February 17, 1998, prepared by the Company relating to, among other offerings, the original offering of the Series A Senior Exchangeable Preferred Stock.

            "Officers' Certificate" means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial officer or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Holders.

            "Opinion of Counsel" means a written opinion of legal counsel, which and who may be counsel for the Company, including an employee of the Company, and who shall be reasonably acceptable to the Holders and their counsel.

            "Permitted Affiliate Transactions" means (i) employment agreements, stockholder agreements, stock options or other incentive plans existing on the Issuance Date or thereafter entered into by the Company or any Subsidiary in the ordinary course of business with the approval of a majority of the disinterested members of the Company's Board of Directors as evidenced by a Board Resolution;
(ii) transactions between, among or for the benefit of the Company and/or its Subsidiaries; (iii) reasonable and customary fees and compensation paid to and indemnity, loans or advances provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary as determined in good faith by a majority of the disinterested members of the Company's Board of Directors as evidenced by a Board Resolution and (iv) payments made to affiliates of the TCW Shared Opportunities Fund or the TCW Leverage Income Trust in connection with any tax liability for withholding, which payments shall not exceed $125,000 per year.

            "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

            "Preferred Stock Exchange Offer" means an offer by the Company to exchange the Series A Senior Preferred Stock for the Series B Senior Preferred Stock pursuant to an effective registration statement.

            "Preferred Stock Shelf Registration Statement" means a shelf registration statement which becomes effective and covers resales of the Series A Senior Preferred Stock.

            "Redemption Date" has the meaning specified in Section 6(a)(i) hereof.

            "Redemption Notice" has the meaning specified in Section 6(c)(i) hereof.

            "Redemption Price" means the price at which the Senior Exchangeable Preferred Stock may be redeemed.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Senior Exchangeable Preferred Stock" has the meaning set forth in
Section 1 hereof.

            "Senior Secured Notes" means the Company's 11 1/2% Senior Secured Notes in the aggregate principal amount of $155 million together with the related Indenture under which such 11 1/2% Senior Secured Notes were issued, as the same exist on February 25, 1998 without regard to any subsequent amendment, modification, supplement or waiver.

            "Series A Senior Preferred Stock" has the meaning set forth in
Section 1 hereof.

            "Series B Senior Preferred Stock" has the meaning set forth in
Section 1 hereof.

            "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other
Subsidiaries.

            "Surviving Entity" has the meaning set forth in Section 8(d) hereof.

            "Trust Indenture Act" means the Trust Indenture Act of 1939 as in force on the date on which this Certificate of Designation was filed.

            "Voting Rights Triggering Event" has the meaning set forth above in
Section 5(b) hereof.

            "Voting Stock" means, with respect to any Person (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency); and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

            "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

            IN WITNESS WHEREOF, the Company has caused the Certificate of Designation to be duly executed in its corporate name on this __th day of February, 1998.

                              AMERICAN RESTAURANT GROUP, INC.


                              By:  /s/ WILLIAM J. McCAFFREY, JR.
                                 -----------------------------------------------
                                 Name:  William J. McCaffrey, Jr.
                                 Title: Vice President and
                                        Chief Financial Officer


                              By:  /s/ PATRICK J. KELVIE
                                 -----------------------------------------------
                                 Name:  Patrick J. Kelvie
                                 Title: Secretary


            This instrument was acknowledged before me on February __, 1998 by Patrick J. Kelvie as Secretary of American Restaurant Group, Inc.

                                  /s/ JANE KROPP
                                  ----------------------------------------------
                                  Notary Public

(Seal, if any)

                                  EXHIBIT A

                            Form of Certificate to be
                          Delivered in Connection with
                    Transfers to Non-QIB Accredited Investors
                      or Transfers Pursuant to Regulation S


                                                                          [Date]

Jefferies & Company, Inc.
11100 Santa Monica Boulevard
Suite 1100
Los Angeles, California 90025

American Restaurant Group, Inc.
450 Newport Center Dr.
Newport Beach, California 92660

Ladies and Gentlemen:

      In connection with our proposed purchase of Senior Pay-in-kind Exchangeable Preferred Stock
(the "Preferred Stock") of American Restaurant Group, Inc.
(the "Company"), the undersigned confirms that:

            1. We understand and acknowledge that the Preferred Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any other applicable securities law, is being sold to us in a transaction not requiring registration under the Securities Act or any other securities law, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom and in each case in compliance with the conditions for transfer set forth below.

            2. We have received a copy of the Offering Circular relating to the offering of the Preferred Stock, dated February 17, 1998 (the "Offering Circular"), upon which we are relying in making our investment decision with respect to the Preferred Stock. In addition, we have had access to such financial and other information concerning the Company and the Preferred Stock as we have deemed necessary in connection with our decision to purchase any of the Preferred Stock, including an opportunity to ask questions of and request information from Jefferies & Company, Inc. (the "Initial Purchaser") and the Company. We acknowledge that neither the Company nor the Initial Purchaser, nor any person representing the Company or the Initial Purchaser has made any representation to us with respect to the Company or the offering or sale of any Preferred Stock.

            3. We are a corporation, partnership or other entity that invests in or purchases securities similar to the Preferred Stock during the normal course of our business and having such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing any of the Preferred Stock; and we are (or any account for which we are purchasing under paragraph 4 below is) an institutional "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, able to bear the economic risk of an investment in the Preferred Stock for an indefinite period of time.

            4. We are acquiring the Preferred Stock for our own account (or for accounts as to which we exercise sole investment discretion and have full power to make, and do make, the statements contained in this letter on behalf of each such account) for investment purposes and not with a view to, or for offer or sale in connection with, any distribution of the Preferred Stock in violation of the Securities Act, subject, nevertheless, to the understanding that the disposition of our property or the property of such investor account or accounts shall at all times be and remain within our control.

            5. We confirm that neither the Company nor any person acting on its behalf has offered to sell the Preferred Stock, and that we have not been made aware of the offering of the Preferred Stock by, any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio.

            6. We understand that (a) the Preferred Stock will be delivered to us in registered form only and that the certificates delivered to us in respect of the Preferred Stock will bear a legend substantially to the following effect:

            THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD THAT MAY HEREAFTER BE PROVIDED UNDER RULE 144(k) AS PERMITTING RESALES BY NON-AFFILIATES OF RESTRICTED SECURITIES WITHOUT RESTRICTION) AFTER THE

            LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF SUCH SECURITY, EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO FOREIGN PERSONS THAT OCCUR IN OFFSHORE TRANSACTIONS AND WITHOUT DIRECTED SELLING EFFORTS WITHIN THE MEANINGS OF SUCH TERMS AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (E) AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS PURCHASING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL "ACCREDITED INVESTOR," FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, THE COMPANY'S AND THE TRANSFER AGENT'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRANSFER AGENT.

      and (b) such certificate will be reissued without the foregoing legend only in the event of a disposition of the Preferred Stock in accordance with the provisions of paragraph 7(e) or (f) below, or at our request at such time as we would be permitted to dispose of the Preferred Stock in accordance with paragraph 7(e) below.

            7. We agree that in the event that at some future time we wish to dispose of any of the Preferred Stock, we will not do so unless:

                  (a) the Preferred Stock is sold to the issuer thereof;

                  (b) the Preferred Stock is sold to a qualified institutional buyer in compliance with Rule 144A under the Securities Act that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that the transfer is being made in reliance of Rule 144A;

                  (c) the Preferred Stock is sold to an institutional accredited investor, as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that prior to such transfer furnishes to the transfer agent, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Preferred Stock (the form of which letter can be obtained from the transfer agent);

                  (d) the Preferred Stock is sold to non-U.S. persons in
            offshore transactions in compliance with Rule 903 or rule 904 of Regulation S under the Securities Act;

                  (e) the Preferred Stock is sold pursuant to Rule 144 under the
            Securities Act; or

                  (f) the Preferred Stock is sold pursuant to an effective
            registration statement under the Securities Act.

            8. Upon purchase, the Preferred Stock would be registered in the name of the undersigned:

                  Name:
                  Address:
                  Taxpayer ID Number:


      We acknowledge that the Initial Purchaser and the Company and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agree that, if any of the acknowledgements, representations and agreements made by us are no longer accurate, we shall promptly notify the Initial Purchaser.

      THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT
REGARD TO PRINCIPLES OF CHOICE OF LAW.

                              Very truly yours,

                              [PURCHASER]



                              By:_____________________________
                                 (Authorized Officer)